Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of EMCORE Corporation for the registration of common stock, preferred stock, debt securities, warrants, rights and units and to the incorporation by reference therein of our report dated August 22, 2019, with respect to the financial statements of Systron Donner Inertial, Inc. included in EMCORE Corporation’s Current Report on Form 8-K/A dated August 23, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, CA

January 6, 2020